Exhibit 6.6

AMENDMENT NO. 1 TO ENGAGEMENT AGREEMENT

This Amendment No. 1 to Engagement Agreement, dated July 2, 2018, (this “Amendment”), is made by and between ADiTx Therapeutics, Inc. (the “Company”), and Network 1 Financial Securities, Inc. (“Network 1,” and together with the Company, the “Parties”, and each, a “Party”).

WHEREAS, the Parties have entered into an Engagement Agreement, dated March 14, 2018 (the “Engagement Agreement”); and

WHEREAS, the Parties hereto desire to amend the Engagement Agreement subject to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.          Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Engagement Agreement.

2.          Amendments to the Engagement Agreement. As of the Effective Date (defined below), the Engagement Agreement is hereby amended or modified as follows:

(a)          The first bullet in Section 3 of the Engagement Agreement is hereby deleted in its entirety and replaced with the following:

“On the signing of this engagement letter, a retainer fee of fifty-five thousand dollars ($55,000), by check or wire transfer of immediately available funds, as an advance to be applied towards the accountable expense allowance under the fourth bullet of this Section 3; provided, however, that the foregoing advance will be reimbursed to the Company to the extent not actually incurred in compliance with FINRA Rule 5110(f)(2)(c) in connection with the Reg. A+ IPO effort.”

(b)          The second bullet in Section 3 of the Engagement Agreement is hereby deleted in its entirety and replaced with the following:

“Upon filing of an Offering Statement for the Offering with the U.S. Securities and Exchange Commission, the sum of ten thousand dollars ($10,000), by check or wire transfer of immediately available funds, as an additional advance to be applied towards the accountable expense allowance under the fourth bullet of this Section 3; provided, however, that the foregoing advance will be reimbursed to the Company to the extent not actually incurred in compliance with FINRA Rule 5110(f)(2)(c).”

(c)           The third bullet in Section 3 of the Engagement Agreement is hereby deleted in its entirety and replaced with the following:

“Commission, based on the gross proceeds received by the Company in the Offering that are derived by Investors first introduced to the Company by Network 1 of 7% cash (the “Commissions”), 10% Warrant coverage (the “Warrants”) and a 1% non-accountable expense allowance.”

(d)           The fourth bullet in Section 3 of the Engagement Agreement is hereby amended by deleted the period at the end of the bullet and adding the following language:

“, including the $65,000 paid in advance pursuant to the first and second bullets of this Section 3.”

3.          Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as of the date first written above (the “Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Engagement Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Engagement Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Engagement Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Engagement Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Engagement Agreement will mean and be a reference to the Engagement Agreement as amended by this Amendment.

4.          Miscellaneous.

(a)          This Amendment is governed by and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions of such State.

(b)          This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c)          The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d)          This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(e)          This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

ADITX THERAPEUTICS, INC.
By	/s/ Amro Albanna
Name: Amro Albanna
Title: Chief Executive Officer

NETWORK 1 FINANCIAL SECURITIES, INC.

By	/s/ Damon Testeverde
Name: Damon D. Testaverde
Title: Director of Investment Banking

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